EXHIBIT 5-A

                   [Berlack, Israels & Liberman LLP Letterhead]

                                                      February 4, 1999
Metropolitan Edison Company
2800 Pottsville Pike
Reading, Pennsylvania 19605

Met-Ed Capital II, L.P.
Met-Ed Capital Trust
c/o GPU Service, Inc.
310 Madison Avenue
Morristown, New Jersey  07962


      Re:  Registration Statement on Form S-3
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Ladies and Gentlemen:
      Metropolitan Edison Company (the "Company"), Met-Ed Capital II, L.P. ("Met-Ed Capital") and Met-Ed Capital Trust ("Met-Ed Trust") have filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), a Registration Statement on Form S-3 (the "Registration Statement"), dated September 4, 1998, and Amendment No. 1 thereto, dated today's date, of which this opinion is to be a part. The Registration Statement relates to the proposed issuance and sale by the Company of up to $250,000,000 aggregate principal amount of senior notes ("Senior Notes"). The Senior Notes are to be issued by the Company pursuant to an indenture between the Company and United States Trust Company of New York, as Trustee (the "Senior
Note Indenture"). The Senior Notes will be secured by first mortgage bonds ("Senior Note First Mortgage Bonds") until a release date.

            The Registration Statement also relates to the proposed issuance and sale by Met-Ed Trust of up to $125,000,000 aggregate liquidation value of preferred beneficial interests, in the form of trust securities ("Trust Securities"). Each Trust Security represents a cumulative preferred limited partner interest (the "Preferred Securities") of Met-Ed Capital, the proceeds of which, together with the capital contribution of Met-Ed Capital's general partner, Met-Ed Preferred Capital II, Inc., a wholly owned subsidiary of the Company, will be used to purchase subordinated debentures issued by the Company (the "Subordinated Debentures"). The Company will guarantee (the "Guarantee") the payment by Met-Ed Capital of distributions on the Preferred Securities and of amounts due upon liquidation of Met-Ed Capital or redemption of the Preferred Securities, all to the extent set forth in the Guarantee. The Trust Securities are to be issued by Met-Ed Trust pursuant to an Amended and Restated Trust Agreement




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(the "Trust  Agreement"),  the Preferred  Securities  are to be issued by Met-Ed
Capital  pursuant to an Amended and Restated Limited  Partnership  Agreement and
one  or  more  Actions  thereunder   (collectively,   the  "Limited  Partnership
Agreement") and the Subordinated Debentures are to be issued by the Company pursuant to an indenture between the Company and United States Trust Company of New York, as Trustee (the "Debenture Indenture").

            We have been counsel to the Company for many years. In such capacity, we are familiar with the affairs of the Company, Met-Ed Capital and Met-Ed Trust and the transactions that are the subject matter of the Registration Statement. We have examined such corporate records of the Company, Met-Ed Capital and Met-Ed Trust and such other instruments, documents, certificates and agreements, including the forms of Senior Note Indenture, Limited Partnership Agreement, Trust Agreement and Debenture Indenture, and made such further investigation as we have deemed necessary as a basis for this opinion. With respect to all matters of Pennsylvania law, we have relied on the opinion of Ryan, Russell, Ogden & Seltzer LLP and with respect to all matters of Delaware law, we have relied on the opinion of Richards, Layton & Finger, P.A., which are being filed as Exhibits 5-B and 5-C, respectively, to the Registration Statement.

            For the purposes of this opinion, we have assumed that (1) the proposed transactions are carried out on the basis set forth in the Registration Statement and in conformity with the requisite authorizations, approvals, consents or exemptions under the securities laws of the various States and other jurisdictions of the United States, (2) all necessary corporate, partnership and trust action required on the part of the Company, Met-Ed Preferred Capital II, Inc., Met-Ed Capital and Met-Ed Trust shall have been duly taken, (3) the Commission shall have issued an order declaring effective (a) the Registration Statement under the 1933 Act and (b) the Company's related Application, as amended, and as may be further amended, on Form U-1 under the Public Utility Holding Company Act of 1935, as amended (the "1935 Act"), (4) the Senior Note Indenture, the Debenture Indenture and the Trust Agreement shall have been qualified under the Trust Indenture Act of 1939, as amended, and (5) the issuance and sale of the Senior Notes, the Trust Securities, the Preferred Securities and the Subordinated Debentures do not violate Section 12(f) of the 1935 Act or Rule 70 thereunder.

            Based upon the foregoing, we are of the opinion that, subject to the foregoing assumptions and qualifications, (1) when properly authenticated and delivered by the Trustee under the Senior Note Indenture, the Senior Notes will be legally issued and will be binding obligations of the Company, (2) the Trust Securities to be issued and sold in accordance with the Registration Statement, when properly issued, delivered and paid for, will be legally issued, fully paid and non-assessable preferred beneficial interests, (3) the Preferred Securities to be issued and sold in accordance with the Registration Statement, when properly issued, delivered and paid for, will be legally

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issued, fully paid and non-assessable  preferred limited partner interests,  (4)
when properly authenticated and delivered by the Trustee under the Debenture Indenture, the Subordinated Debentures will be legally issued and will be binding obligations of the Company and (5) when properly executed and delivered, the Guarantee will be legally issued and will be a binding obligation of the Company, subject, in each case, to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors' rights generally (including, without limitation, the Atomic Energy Act and applicable regulations of the Nuclear Regulatory Commission thereunder) and general equitable principles.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as a part thereof. We also consent to the reference to our firm under "Legal Matters" in the Prospectus which is a part of the Registration Statement.

                              Very truly yours,
                         BERLACK, ISRAELS & LIBERMAN LLP


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